Exhibit 3.1

Biostage, Inc.

CERTIFICATE OF DESIGNATION OF PREFERENCES,

RIGHTS AND LIMITATIONS

OF

SERIES E CONVERTIBLE PREFERRED STOCK

PURSUANT TO SECTION 151 OF THE

DELAWARE GENERAL CORPORATION LAW

The undersigned, Shunfu Hu, does hereby certify that:

1.      He is the Secretary of Biostage, Inc., a Delaware corporation (the “Corporation”).

2.      The Corporation is authorized to issue 2,000,000 shares of preferred stock, of which 984,000 is undesignated preferred stock, none of which have been issued, 1,000,000 is designated as Series B convertible preferred stock, 695,857 shares of which were issued but are no longer outstanding, 4,000 is designated as Series C convertible preferred stock, none of which have been issued, and 12,000 shares is designated as Series D convertible preferred stock, 3,108 shares of which were issued and converted into shares of common stock, and thus are no longer outstanding.

3.      The following resolutions were duly adopted the board of directors of the Corporation (the “Board of Directors”):

WHEREAS, the certificate of incorporation of the Corporation provides for a class of its authorized stock known as preferred stock, consisting of 2,000,000 shares, $0.01 par value per share, issuable from time to time in one or more series;

WHEREAS, the Board of Directors is authorized to fix the dividend rights, dividend rate, voting rights, conversion rights, rights and terms of redemption and liquidation preferences of any wholly unissued series of preferred stock and the number of shares constituting any series and the designation thereof, of any of them; and

WHEREAS, it is the desire of the Board of Directors to fix the rights, preferences, restrictions and other matters relating to a series of the preferred stock, which shall consist of up to 5,000 shares of the preferred stock which the Corporation has the authority to issue, as follows:

NOW, THEREFORE, BE IT RESOLVED, that the Board does hereby provide for the issuance of a series of preferred stock for cash or exchange of other securities, rights or property and does hereby fix and determine the rights, preferences, restrictions and other matters relating to such series of preferred stock as follows:

TERMS OF SERIES E CONVERTIBLE PREFERRED STOCK

Section 1.        Definitions. For the purposes hereof, the following terms shall have the following meanings:

“60 Day VWAP” means, as of any particular day, the price equal to the average of the volume weighted average trading prices of the Common Stock on the Trading Market for the most recently completed sixty (60) consecutive Trading Days prior to the date of determination, as reported by Bloomberg L.P., through its “Volume at Price” functions, or if the foregoing does not apply for any particular Trading Day, then the price used for such Trading Day shall be the average of the highest closing bid price and the lowest closing ask price of any of the market makers for the Common Stock as reported in the “pink sheets” by Pink Sheets LLC (formerly the National Quotation Bureau, Inc.); provided, however, that during any period the 60 Day VWAP is being determined, the 60 Day VWAP shall be subject to adjustment from time to time for stock splits, stock dividends, combinations and similar events, as applicable.

“Additional Consideration” shall have the meaning set forth in Section 5(d).

“Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 405 of the Securities Act.

“Available Proceeds” shall have the meaning set forth in Section 5(c).

“Business Day” means any day except any Saturday, any Sunday, any day which is a federal legal holiday in the United States or any day on which banking institutions in the State of Massachusetts are authorized or required by law or other governmental action to close.

“Commission” means the United States Securities and Exchange Commission.

“Common Stock” means the Corporation’s common stock, par value $0.01 per share, and stock of any other class of securities into which such securities may hereafter be reclassified or changed.

“Conversion Date” shall have the meaning set forth in Section 6(a).

“Conversion Price” shall mean, for each share of Series E Preferred Stock, the 60 Day VWAP as of the date of conversion.

“Deemed Liquidation Event” shall have the meaning set forth in Section 5(c).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“HBIO” means Harvard Bioscience, Inc.

“Holder” means the holder of the Series E Preferred Stock then outstanding.

“Initial Consideration” shall have the meaning set forth in Section 5(d).

“Junior Stock” shall have the meaning set forth in Section 5(a).

“Liquidation” shall have the meaning set forth in Section 5(b).

“Liquidation Amount” shall have the meaning set forth in Section 5(b).

“Massachusetts Courts” shall have the meaning set forth in Section 8(d).

“Merger Agreement” shall have the meaning set forth in Section 5(d).

“New Indemnification Claim” means any claim for indemnification properly made in accordance with the Separation and Distribution Agreement.

“Notice of Conversion” shall have the meaning set forth in Section 6(a).

“Offering Conversion Price” for each share of Series E Preferred Stock will equal the lowest price per share of the Common Stock purchased by the investors in the applicable Qualified Offering; it being understood however that if there is more than one type of security purchased by the investors in the Qualified Offering (excluding for the avoidance of doubt any securities issued to the applicable investment bank, placement agent or similar financial advisor) and either the price per share of Common Stock is not agreed upon in the Qualified Offering (such as if securities were sold as a unit) or the price per share of Common Stock is agreed upon but such price does not for conversion purposes reflect a reliable price for the purchase of Common Stock separately due to such Common Stock not being the primary security in the Qualified Offering, the price per share of the Common Stock issued in the applicable Qualified Offering shall be the implied price per share of the Common Stock which shall be reasonably calculated (including through backing out the value of the non-common securities, such as through Black Scholes valuation of the warrants) and mutually agreed upon between the Corporation and the Holder, such agreement not to be unreasonably withheld, delayed or conditioned.

“Original Issue Date” means the date of the first issuance of any shares of the Series E Preferred Stock regardless of the number of transfers of any particular shares of Series E Preferred Stock and regardless of the number of certificates which may be issued to evidence such Series E Preferred Stock.

“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

“PIA” means the Preferred Issuance Agreement dated as of April 27, 2022, between the Corporation and HBIO, as amended, modified or supplemented from time to time in accordance with its terms.

“PIK Shares” shall have the meaning set forth in Section 3(a).

“Preferred Dividend” shall have the meaning set forth in Section 3(a).

“Preferred Dividend Payment Date” shall have the meaning set forth in Section 3(b).

“Preferred Dividend Period” shall have the meaning set forth in Section 3(b).

“Qualified Offering” means any of the following: (i) any offering by the Corporation that includes Common Stock (whether in a private placement or public offering) that coincides with its uplisting onto Nasdaq, (ii) the initial public offering by the Corporation that includes Common Stock registered for issuance pursuant to a registration statement on Form S-1 following the Original Issue Date, or (iii) the first private placement by the Corporation that includes Common Stock following the Original Issue Date in the event the gross proceeds of such private placement are at least $4,000,000.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Separation and Distribution Agreement” means that certain Separation and Distribution Agreement by and between the Corporation and HBIO dated as of October 31, 2013, as the same may be amended or modified from time to time.

“Series E Preferred Stock” shall have the meaning set forth in Section 2.

“Stated Value” shall have the meaning set forth in Section 2.

“Subscription Agreement” means the Subscription Agreement dated as of June 10, 2022, between the Corporation and HBIO.

“Trading Day” means a day on which the principal Trading Market is open for business.

“Trading Market” means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the NYSE MKT, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange, OTCQB or OTCQX (or any successors to any of the foregoing).

“Transaction Documents” means this Certificate of Designation, the Subscription Agreement and the PIA, and any other documents or agreements executed in connection with the transactions contemplated pursuant to the PIA.

“Transfer Agent” means Computershare, the current transfer agent of the Corporation, and any successor transfer agent of the Corporation.

Section 2.        Designation, Amount and Par Value. The series of preferred stock shall be designated as its Series E Convertible Preferred Stock (the “Series E Preferred Stock”) and the number of shares so designated shall be up to 5,000. Each share of Series E Preferred Stock shall have a par value of $0.01 per share and a stated value equal to $1,000, which shall be subject to ratable adjustment in the case of stock dividends (other than the Preferred Dividends), stock splits, reverse stock splits, combinations, divisions and reclassifications affecting the Series E Preferred Stock (the “Stated Value”). The original amount of Series E Preferred Stock to be issued to HBIO in accordance with the Subscription Agreement is 4,000 shares of Series E Preferred Stock. There can only be one Holder of Series E Preferred Stock at any time, which initially is HBIO, unless the Corporation and HBIO otherwise consent thereto.

Section 3.        Dividends.

(a) The Holder shall be entitled to receive, and the Corporation shall pay, in preference and prior to the holders of all other classes of stock of the Corporation, dividends on each share of Series E Preferred Stock, on a quarterly basis in arrears at the rate of 8.0% per annum of the Stated Value, accrued daily and compounded quarterly (the “Preferred Dividends”). All accrued Preferred Dividends shall be paid in the form of additional Series E Preferred Stock in a share amount equal to the aggregate dollar amount of the Preferred Dividend payable divided by the then current Stated Value, rounded to the nearest whole share number (no fractional shares of common stock shall be issued) (“PIK Shares”). Once issued by the Corporation, the PIK Shares shall be deemed to be validly issued and outstanding and fully paid and nonassessable. The Corporation shall not declare or pay any dividends or other distributions on any Junior Stock, unless it first declares and pays the Preferred Dividends. Each share of Series E Preferred Stock issued as a PIK Share shall be entitled to all Preferred Dividends payable with respect to each other share of Series E Preferred Stock, irrespective of the fact that it was issued as a PIK Share.   For the avoidance of any doubt, in the event that the remaining designated but unissued shares of Preferred Stock are not sufficient to support the issuance of such additional shares of Preferred Stock, the Board, without the consent of the Holder, may amend this Certificate of Designation solely to increase the shares of Preferred Stock designated hereunder.

(b) Preferred Dividends shall be cumulative and shall accrue and accumulate daily and compound quarterly for each share of Series E Preferred Stock commencing on the applicable issuance date and be payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year commencing on the first of such dates occurring after the Original Issue Date (each a “Preferred Dividend Payment Date”, and the period from the applicable issuance date to the first Preferred Dividend Payment Date and from the day after a Preferred Dividend Payment Date to the subsequent Preferred Dividend Payment Date being a “Preferred Dividend Period”). Preferred Dividends that are payable on Series E Preferred Stock in respect of any Preferred Dividend Period shall be computed on the basis of a 360-day year consisting of twelve (12), thirty (30)-day months. The amount of Preferred Dividends payable on Series E Preferred Stock on any date prior to the end of a Preferred Dividend Period, and for the initial Preferred Dividend Period, shall be computed on the basis of a 360-day year consisting of twelve (12), thirty (30)-day months, and actual days elapsed over a thirty (30)-day month, and for the period that Series E Preferred Stock is outstanding. Preferred Dividends, whether or not declared, shall accumulate, whether or not in any Preferred Dividend Period there have been funds of the Corporation legally available for the payment of such Preferred Dividends.

Section 4.        Voting Rights and Consent Rights.

(a) The holders of Series E Preferred Stock shall have no voting rights except as required by applicable law. In the event the Corporation shall fix a record date for the determination of stockholders entitled to notice of, and to vote at, a meeting of stockholders, the Corporation shall send to the holders of the Series E Preferred Stock a written notice specifying the record date at least ten (10) days prior to the applicable record date.

(b) As long as any shares of Series E Preferred Stock are outstanding, the Corporation shall not, and shall not permit any of its subsidiaries to, and neither the Corporation nor any subsidiary shall enter into any agreement to, either directly or indirectly, by amendment, merger, consolidation or otherwise, do any of the following without (in addition to any other vote required by law or the certificate of incorporation of the Corporation) the written consent or affirmative vote of the Holder of the Series E Preferred Stock given in writing, and any such act or transaction entered into without such consent shall be null and void ab initio, and of no force or effect: (a) in the event that any New Indemnification Claims from HBIO that are outstanding as of the Original Issue Date or that may arise following the Original Issue Date remains unsatisfied in whole or in part, incur any indebtedness for borrowed money or any guaranty therefor in excess of $500,000 individually or in the aggregate, (b) enter into a new material related party transactions (as determined in accordance with Item 404 of Regulation S-K) aside from capital raising transactions, appointment of directors in connection with stockholder nominations and exercise of rights to appoint directors held by existing stockholders of the Corporation in effect at the Original Issue Date as described in the Corporation’s proxy statements, or (c) authorize or issue any securities unless the same ranks junior to the Series E Preferred Stock with respect to the distribution of assets on the liquidation, dissolution or winding up of the Corporation or upon a Deemed Liquidation Event, the payment of dividends and rights of redemption.

Section 5.        Ranking; Liquidation Preference.

(a) The preferences of each share of Series E Preferred Stock with respect to dividend payments and distributions of the Corporation’s assets upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation or a Deemed Liquidation Event or otherwise shall be equal to the preferences of every other share of Series E Preferred Stock from time to time outstanding in every respect. The Series E Preferred Stock shall, with respect to dividends and distributions upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation or a Deemed Liquidation Event or otherwise, rank prior to all classes of Common Stock of the Corporation and, except for any Preferred Stock that may be pari passu or senior to the Series E Preferred Stock, in each case, if consented to by the Holder in accordance with Section 4(b) hereof, all other classes or series of Preferred Stock of the Corporation, whether currently existing or hereafter created (including all securities that are convertible into, exchangeable or exercisable for, and all rights, warrants and options to acquire, any of the foregoing, “Junior Stock”).

(b) In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation (a “Liquidation”), the Holder shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders, and in the event of a Deemed Liquidation Event (as defined below), the Holder shall be entitled to be paid out of the consideration payable to stockholders in such Deemed Liquidation Event or out of the Available Proceeds (as defined below), as applicable, before any payment shall be made to the holders of Junior Stock by reason of their ownership thereof, an amount per share equal to the Stated Value plus all accrued and unpaid dividends thereon, whether or not declared (the “Liquidation Amount”). If upon any such liquidation, dissolution or winding up of the Corporation or Deemed Liquidation Event, the assets of the Corporation legally available for distribution to its stockholders shall be insufficient to pay the Holder the full amount to which it shall be entitled under this Section 5(b), the Holder shall share ratably in any distribution of the assets legally available for distribution in proportion to the respective amounts which would otherwise be payable in respect of its shares of Series E Preferred Stock upon such distribution if all amounts payable on or with respect to such shares were paid in full.

(c) Each of the following events shall be considered a “Deemed Liquidation Event” unless the Holder elects otherwise by written notice, sent to the Corporation at least ten (10) days prior to the effective date of any such event:

(i) a merger or consolidation in which: (x) the Corporation is a constituent party or (y) a subsidiary of the Corporation is a constituent party and, in the case of this clause (y), the Corporation issues shares of its capital stock pursuant to such merger or consolidation, except that this clause (i) shall not apply to any such merger or consolidation involving the Corporation or a subsidiary in which the shares of capital stock of the Corporation outstanding immediately prior to such merger or consolidation that are not converted into the right to receive cash or other securities but rather continue to represent, or are converted into or exchanged for shares of capital stock that represent, immediately following such merger or consolidation, at least a majority, by voting power, of the capital stock of (A) the surviving or resulting corporation or (B) if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation;

(ii) (x) the sale, lease, transfer, exclusive license or other disposition, directly or indirectly, in a single transaction or series of transactions, by the Corporation, or any subsidiary of the Corporation, of all or substantially all of the assets of the Corporation and its subsidiaries taken as a whole or (y) the sale or disposition (whether by merger, consolidation or otherwise, and whether in a single transaction or a series of transactions), directly or indirectly, of one or more subsidiaries of the Corporation, if substantially all of the assets of the Corporation and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly-owned subsidiary of the Corporation;

With respect to a Deemed Liquidation Event, “Available Proceeds” shall mean, collectively, (x) the consideration actually received by the Corporation, if any, for such Deemed Liquidation Event (net of any retained liabilities associated with the assets sold or technology licensed, as determined in good faith by the Board of Directors), and (y) all other assets of the Corporation legally available for distribution to its stockholders, all to the extent permitted by law governing distributions to stockholders.

(d) Effecting a Deemed Liquidation Event.

(i) The Corporation shall not have the power to effect a Deemed Liquidation Event referred to in Section 5(c)(i)(x) unless the agreement or plan of merger or consolidation for such transaction (the “Merger Agreement”) provides that the consideration payable to the stockholders of the Corporation in such Deemed Liquidation Event shall be allocated to the holders of capital stock of the Corporation in accordance with Section 5(b).

(ii) In the event of a Deemed Liquidation Event referred to in Sections 5(c)(i)(y) or 5(c)(ii), if the Corporation does not effect a dissolution of the Corporation under the Delaware General Corporation Law within ninety (90) days after such Deemed Liquidation Event, then (A) the Corporation shall send a written notice to the Holder no later than the ninetieth (90th) day after the Deemed Liquidation Event advising the Holder of its right (and the requirements to be met to secure such right) pursuant to the terms of the following clause (B) to require the redemption of such shares of Series E Preferred Stock, and (B) if the Holder so requests in a written instrument delivered to the Corporation not later than one hundred twenty (120) days after such Deemed Liquidation Event, the Corporation shall use the Available Proceeds from such Deemed Liquidation Event, on the one hundred fiftieth (150th) day after such Deemed Liquidation Event, to redeem all outstanding shares of Series E Preferred Stock at a price per share equal to the applicable Liquidation Amount.  Notwithstanding the foregoing, in the event of a redemption pursuant to the preceding sentence, if the Available Proceeds are not sufficient to redeem all outstanding shares of Series E Preferred Stock, the Corporation shall redeem a pro rata portion of the Series E Preferred Stock to the fullest extent of such Available Proceeds, based on the respective amounts which would otherwise be payable in respect of the shares to be redeemed if the Available Proceeds were sufficient to redeem all such shares, and shall redeem the remaining shares as soon as it may lawfully do so under Delaware law governing distributions to stockholders.  Prior to the distribution or redemption provided for in this Section 5(d)(ii), the Corporation shall not expend or dissipate the consideration received for such Deemed Liquidation Event, except to discharge expenses incurred in connection with such Deemed Liquidation Event.

(iii) The amount deemed paid or distributed to the holders of capital stock of the Corporation upon any such merger, consolidation, sale, transfer, exclusive license, other disposition or redemption shall be the cash or the value of the property, rights or securities to be paid or distributed to such holders pursuant to such Deemed Liquidation Event.  The value of such property, rights or securities shall be determined in good faith by the Board of Directors.

(iv) In the event of a Deemed Liquidation Event pursuant to Section 5(c)(i), if any portion of the consideration payable to the stockholders of the Corporation is payable only upon satisfaction of contingencies (the “Additional Consideration”), the Merger Agreement shall provide that (A) the portion of such consideration that is not Additional Consideration (such portion, the “Initial Consideration”) shall be allocated and paid to the Holder in accordance with Section 5(b) as if the Initial Consideration were the only consideration payable in connection with such Deemed Liquidation Event; and (B) any Additional Consideration which becomes payable to the stockholders of the Corporation upon satisfaction of such contingencies shall be allocated and paid to the Holder in accordance with Section 5(b) after taking into account the previous payment of the Initial Consideration as part of the same transaction.  For the purposes of this Section 5(d)(iv), consideration placed into escrow or retained as a holdback to be available for satisfaction of indemnification or similar obligations in connection with such Deemed Liquidation Event shall be deemed to be Additional Consideration.

(e) Notice of a Deemed Liquidation Event. The Company shall give written notice to the Holder at least twenty (20) days before (i) any record date established for the purpose of determining holders of Common Stock or other capital stock of the Company entitled to receive any consideration in a Deemed Liquidation Event, and (ii) the closing date or effective time of any Deemed Liquidation Event.

Section 6.        Conversion.

(a) Conversion at Option of Holder.

(i) Each share of Series E Preferred Stock shall be convertible, at any time and from time to time from and after the Original Issue Date at the option of the Holder thereof, into that number of shares of Common Stock determined by dividing (i) the Stated Value plus all accrued and unpaid dividends by (ii) the Conversion Price in effect at the time of conversion, and rounding to the nearest whole number (no fractional shares of common stock shall be issued). The Holder shall effect conversions by providing the Corporation with the form of conversion notice attached hereto as Annex A (a “Notice of Conversion”). Each Notice of Conversion shall specify the number of shares of Series E Preferred Stock to be converted, the number of shares of Series E Preferred Stock owned prior to the conversion at issue, the number of shares of Series E Preferred Stock owned subsequent to the conversion at issue and the date on which such conversion is to be effected, which date may not be prior to the date the Holder delivers such Notice of Conversion to the Corporation (such date, the “Conversion Date”). If no Conversion Date is specified in a Notice of Conversion, the Conversion Date shall be the date that such Notice of Conversion to the Corporation is deemed delivered hereunder. No ink-original Notice of Conversion shall be required, nor shall any medallion guarantee (or other type of guarantee or notarization) of any Notice of Conversion form be required. To effect conversions of shares of Series E Preferred Stock, the Holder shall not be required to surrender the certificate(s), if any, representing the shares of Series E Preferred Stock to the Corporation unless all of the shares of Series E Preferred Stock represented thereby are so converted, in which case Holder shall deliver the certificate, if any, representing such shares of Series E Preferred Stock promptly following the Conversion Date at issue. Shares of Series E Preferred Stock converted into Common Stock in accordance with the terms of this clause (a) shall be canceled and shall not be reissued.

(b) Mandatory Conversion.  At the initial closing of a Qualified Offering, each share of Series E Preferred Stock shall automatically convert as of the date of such closing, without the requirement of any further action, into that number of shares of Common Stock determined by dividing (i) the Stated Value plus all accrued and unpaid dividends by (ii) the Offering Conversion Price, and rounding to the nearest whole share number (no fractional shares of common stock shall be issued). In such instance, the Holder shall be required to surrender any certificate(s) representing the shares of Series E Preferred Stock to the Corporation promptly following the conversion date. Shares of Series E Preferred Stock converted into Common Stock in accordance with the terms of this clause (b) shall be canceled and shall not be reissued.

(c) Reservation of Shares. The Corporation shall at all times when Series E Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued capital stock, for the purpose of effecting the conversion of Series E Preferred Stock, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Series E Preferred Stock and, for the purpose of effecting the payment of any Preferred Dividend in PIK Shares, such number of its duly authorized shares of Series E Preferred Stock as shall from time to time be sufficient to effect the issuance of any PIK Shares as payment for a Preferred Dividend; and, if at any time the number of authorized but unissued shares of Common Stock or Series E Preferred Stock shall not be sufficient to effect the conversion of all then outstanding shares of Series E Preferred Stock or the issuance of PIK Shares as payment for a Preferred Dividend, the Corporation shall take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock or Series E Preferred Stock, as applicable, to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to call a meeting of the stockholders and obtain the requisite stockholder approval of any necessary amendment to the Corporation’s certificate of incorporation or this Certificate of Designation. Before taking any action that would cause an adjustment reducing the Series E Conversion Price below the then par value of the shares of Common Stock issuable upon conversion of Series E Preferred Stock, the Corporation will take any corporate action which may, based upon the advice of its counsel, be necessary in order that the Corporation may validly and legally issue fully paid and non-assessable shares of Common Stock at such adjusted Series E Conversion Price.

Section 7.       Lock-Up.  In connection with any Qualified Offering, the Holder will execute any customary lock-up agreement that the investment banker, underwriter or prospective investors require directors, officers and holders of at least five percent (5%) of the outstanding capital stock of the Corporation to execute; it being understood that such lock-up agreement shall be no more restrictive upon the Holder than upon any other shareholder and shall in no event exceed a period of 180 days.

Section 8.      Miscellaneous.

(a)         Notices. Any and all notices or other communications or deliveries to be provided by the Holder hereunder including, without limitation, any Notice of Conversion, shall be in writing and delivered personally, by e-mail, or sent by U.S. priority mail express, addressed to the Corporation, at 84 October Hill Road, Suite 11, Holliston, MA 01746 Attention: Secretary, e-mail address of the secretary most recently provided, or such other e-mail address or address as the Corporation may specify for such purposes by notice to the Holder delivered in accordance with this Section 8. Any and all notices or other communications or deliveries to be provided by the Corporation hereunder shall be in writing and delivered personally, by e-mail (with a copy sent by U.S. mail) or sent by U.S. priority mail express addressed to Holder at the e-mail address or address of Holder appearing on the books of the Corporation, or if no such e-mail address or address appears on the books of the Corporation, at the principal place of business of Holder. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via e-mail at the e-mail address set forth in this Section prior to 5:30 p.m. (Eastern time) on any date, (ii) the next Trading Day after the date of transmission, if such notice or communication is delivered via e-mail at the e-mail address set forth in this Section on a day that is not a Trading Day or later than 5:30 p.m. (Eastern time) on any Trading Day, or (iii) the second Trading Day following the date of mailing, if sent by U.S. priority mail express.

(b)       Absolute Obligation. Except as expressly provided herein, no provision of this Certificate of Designation shall alter or impair the obligation of the Corporation, which is absolute and unconditional and to pay liquidated damages, as applicable, on the shares of Series E Preferred Stock at the time, place, and rate, and in the coin or currency, herein prescribed.

(c)        Lost or Mutilated Preferred Stock Certificate. If the Holder’s Series E Preferred Stock certificate shall be mutilated, lost, stolen or destroyed, the Corporation shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated certificate, or in lieu of or in substitution for a lost, stolen or destroyed certificate, a new certificate for the shares of Series E Preferred Stock so mutilated, lost, stolen or destroyed, but only upon receipt of evidence of such loss, theft or destruction of such certificate, and of the ownership hereof reasonably satisfactory to the Corporation.

(d)        Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Certificate of Designation shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware, without regard to the principles of conflict of laws thereof. Each party agrees that all legal proceedings concerning the interpretation, enforcement and defense of the transactions contemplated by any of the Transaction Documents (whether brought against a party hereto or its respective Affiliates, directors, officers, shareholders, employees or agents) shall be commenced in the state and federal courts sitting in the City of Boston (the “Massachusetts Courts”). Each party hereto hereby irrevocably submits to the exclusive jurisdiction of the Massachusetts Courts for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of any of the Transaction Documents), and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such Massachusetts Courts, or such Massachusetts Courts are improper or inconvenient venue for such proceeding. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Certificate of Designation and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by applicable law. If any party shall commence an action or proceeding to enforce any provisions of this Certificate of Designation, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its attorneys’ fees and other costs and expenses incurred in the investigation, preparation and prosecution of such action or proceeding.

(e)          Waiver. Any waiver by the Corporation or Holder of a breach of any provision of this Certificate of Designation shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Certificate of Designation. The failure of the Corporation or Holder to insist upon strict adherence to any term of this Certificate of Designation on one or more occasions shall not be considered a waiver or deprive that party (or any other Holder) of the right thereafter to insist upon strict adherence to that term or any other term of this Certificate of Designation on any other occasion. Any waiver by the Corporation or Holder must be in writing.

(f)          Severability. If any provision of this Certificate of Designation is invalid, illegal or unenforceable, the balance of this Certificate of Designation shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances. If it shall be found that any interest or other amount deemed interest due hereunder violates the applicable law governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum rate of interest permitted under applicable law.

(g)         Next Business Day. Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

(h)         Headings. The headings contained herein are for convenience only, do not constitute a part of this Certificate of Designation and shall not be deemed to limit or affect any of the provisions hereof.

(i)          Assignment. The Series E Preferred Stock shall not be held by more than one holder without the written consent of the Corporation.

(j)Status of Preferred Stock. Shares of Series E Preferred Stock may only be issued in accordance herewith and the Subscription Agreement. If any shares of Series E Preferred Stock shall be redeemed or reacquired by the Corporation, such shares shall resume the status of authorized but unissued shares of preferred stock and shall no longer be designated as Series E Convertible Preferred Stock.

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 RESOLVED, FURTHER, that the Chairman, the Chief Executive Officer (interim or otherwise), the president or any vice-president, and the secretary or any assistant secretary, of the Corporation be and they hereby are authorized and directed to prepare and file this Certificate of Designation of Preferences, Rights and Limitations in accordance with the foregoing resolution and the provisions of Delaware law.

IN WITNESS WHEREOF, the undersigned has executed this Certificate on behalf of the Corporation this 10th day of June, 2022.

Biostage, Inc.

/s/ Shunfu Hu
Name: Shunfu Hu
Title: Secretary

ANNEX A

NOTICE OF CONVERSION

(To be Executed by the Registered Holder in order to Convert Shares of Preferred Stock)

The undersigned hereby elects to convert the number of shares of Series E Convertible Preferred Stock indicated below into shares of common stock, par value $0.01 per share (the “Common Stock”), of Biostage, Inc., a Delaware corporation (the “Corporation”), according to the conditions hereof, as of the date written below. If shares of Common Stock are to be issued in the name of a Person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates and opinions as may be required by the Corporation. No fee will be charged to the Holder for any conversion, except for any such transfer taxes.

Conversion calculations:

Date to Effect Conversion:

Number of shares of Preferred Stock owned prior to Conversion:

Number of shares of Preferred Stock to be Converted:

Stated Value of shares of Preferred Stock to be Converted:

Number of shares of Common Stock to be Issued:

Applicable Conversion Price:

Number of shares of Preferred Stock subsequent to Conversion:

Address for Delivery:	_______________________

HOLDER

By:
Name:
Title: